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                                                                    EXHIBIT 28
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                        4.  INTERESTS BEING REGISTERED


        The registrant is advised by Hill, Hill & Dickenson, P.A., registrant's legal counsel, that the mere sale of a condominium unit formed under the laws of the state of Florida is not, of itself, the offer or sale of a security or investment contract, as those terms are used in the regulation of securities in Florida. However, in view of the fact that the purchasers are offered the optional opportunity to participate in a rental pool, the combination is treated as an offering of an investment contract under the Federal and various state securities laws and interpretations thereof. If a purchaser of a condominium unit at Saddlebrook elects to participate in the rental pool, he thereby has an opportunity to receive rental income as from an investment. The registrant emphasizes that there is not contractual or guaranteed rate of return of rental income to purchasers who elect to participate in the rental pool or the non-pooling rental arrangement. The condominium unit owners electing to participate in the rental pool does not thereby receive any incidence of control or voting rights in the operation of the rental pool. Condominium unit owners electing to participate in the rental pool furthermore receive no interest, directly or indirectly, in the affairs of registrant nor any parent or affiliate thereof.

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